Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

FISCAL YEAR 2020 OPERATING RESULTS

ISSAQUAH, Wash., December 12, 2019 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter (twelve weeks) of fiscal 2020, ended November 24, 2019.

Net sales for the first quarter were $36.24 billion, an increase of 5.6 percent from $34.31 billion last year.

Comparable sales for the first quarter fiscal 2020 were as follows:

	12 Weeks	12 Weeks
		Adjusted*
U.S.	4.7%	5.0%
Canada	2.9%	5.1%
Other International	3.2%	4.5%

Total Company	4.3%	5.0%

E-commerce	5.5%	5.7%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Total and comparable sales were negatively impacted by approximately one-half percent due to Thanksgiving occurring a week later this year. E-commerce sales in the quarter were negatively impacted by an estimated 12 percentage points.

Net income for the quarter was $844 million, or $1.90 per diluted share, compared to $767 million, or $1.73 per diluted share, last year. This year’s first quarter reflects a $77 million ($0.17 per diluted share) tax benefit related to stock-based compensation, compared to a $59 million ($0.13 per diluted share) similar benefit last year.

Costco currently operates 785 warehouses, including 546 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 29 in the United Kingdom, 26 in Japan, 16 in Korea, 13 in Taiwan, 11 in Australia, two in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, and Japan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 12, 2019, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks

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and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Josh Dahmen, 425/313-8254

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 24, 2019	November 25, 2018
REVENUE
Net sales	$36,236	$34,311
Membership fees	804	758

Total revenue	$37,040	35,069
OPERATING EXPENSES
Merchandise costs	32,233	30,623
Selling, general and administrative	3,732	3,475
Preopening expenses	14	22

Operating income	1,061	949
OTHER INCOME (EXPENSE)
Interest expense	(38)	(36)
Interest income and other, net	35	22

INCOME BEFORE INCOME TAXES	1,058	935
Provision for income taxes	202	158

Net income including noncontrolling interests	856	777
Net income attributable to noncontrolling interests	(12)	(10)

NET INCOME ATTRIBUTABLE TO COSTCO	$844	$767

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.91	$1.75

Diluted	$1.90	$1.73

Shares used in calculation (000’s):
Basic	441,818	439,157
Diluted	443,680	442,749

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification	November 24, 2019	September 1, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,027	$8,384
Short-term investments	993	1,060
Receivables, net	1,711	1,535
Merchandise inventories	13,818	11,395
Other current assets	1,094	1,111

Total current assets	26,643	23,485

PROPERTY AND EQUIPMENT
Land	6,533	6,417
Buildings and improvements	17,712	17,136
Equipment and fixtures	8,243	7,801
Construction in progress	803	1,272
Accumulated depreciation and amortization	(12,054)	(11,736)

Net property and equipment	21,237	20,890

OTHER ASSETS
Operating lease right-of-use assets	2,508	—
Other long-term assets	954	1,025

TOTAL ASSETS	$51,342	$45,400

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$14,440	$11,679
Accrued salaries and benefits	3,159	3,176
Accrued member rewards	1,193	1,180
Deferred membership fees	1,817	1,711
Current portion of long-term debt	1,700	1,699
Other current liabilities	3,956	3,792

Total current liabilities	26,265	23,237
LONG-TERM LIABILITIES
Long-term debt, excluding current portion	5,107	5,124
Long-term operating lease liabilities	2,353	—
Other long-term liabilities	1,393	1,455

TOTAL LIABILITIES	35,118	29,816

COMMITMENTS AND CONTINGENCIES EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 441,778,000 and 439,625,000 shares issued and outstanding	4	4
Additional paid-in capital	6,391	6,417
Accumulated other comprehensive loss	(1,321)	(1,436)
Retained earnings	10,787	10,258

Total Costco stockholders’ equity	15,861	15,243
Noncontrolling interests	363	341

TOTAL EQUITY	16,224	15,584

TOTAL LIABILITIES AND EQUITY	$51,342	$45,400